Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Michael Engelhard

818.676.7620

michael.engelhard@healthnet.com

HEALTH NET TO ADVANCE PRODUCT AND PROCESS ENHANCEMENTS IN

HEALTH NET ONE SYSTEMS CONSOLIDATION EFFORT

LOS ANGELES, May 31, 2005 – Health Net, Inc. (NYSE:HNT) today announced modifications to the schedule for its Health Net One systems consolidation project. The company is advancing product and process enhancements ahead of a claims conversion to help it achieve business goals such as increased commercial sales, improved medical management and support of Medicare expansion.

“We’ve made remarkable progress in Health Net One. We now see promising opportunities in several business areas and need to make optimal use of systems resources to support these efforts,” said Jay Gellert, president and chief executive officer of Health Net.

The conversion of the claims system that supports California and Oregon to Health Net’s established MC400 technology will be accomplished via a migration strategy with full implementation expected to be complete by the end of 2008.

“This new schedule gives us the opportunity to provide more support to activities that have the potential to improve company operating and financial performance both this year and in 2006 and to provide greater scope and certainty to the overall project,” Gellert added.

Commercial Sales Opportunities

To support these opportunities, Health Net is accelerating projects focused on improved Internet functionality for small group customers, including online billing, more flexible payment plans and simplified paperwork.

Additionally, the company is devoting increased resources to new product development and support of recently introduced products.

“We have health savings account (HSA) products on the market now and we are working hard on additional modifications that make these products even more competitive as the consumer-directed health market evolves,” Gellert noted.

Health Net also is expanding its administrative services only (ASO) capability. “We anticipate enrollment increases in ASO in the second half of 2005 and into 2006. We must support this growth to enhance our competitive market position,” he commented.

Medicare

Health Net is devoting significant resources to the expanded opportunities in Medicare as it prepares for the implementation of the Medicare Modernization Act, slated to begin on January 1, 2006.

“This is a very important time for health plans and we are providing even more support to our Medicare effort. Our decision to seek standalone pharmacy benefit enrollment in the new Part D program is a key new development, and we are redirecting systems resources to support this effort,” Gellert said.

Another systems priority is the accelerated implementation of an integrated medical management system across all the company’s health plans.

“This will improve performance in several areas, and lead to enhanced reporting and analysis of medical cost trends,” Gellert noted.

Additionally, the company noted that it will utilize systems resources to support changes called for in the recent settlement of its physician class action lawsuits.

Claims System Replication

Health Net has decided to replicate its MC400 system, in use in its Northeast health plans for more than 10 years, for its California and Oregon claims systems. The MC400 is based on the IBM iSeries/AS400 technology platform.

“With this new schedule, we can now migrate to the new technology in a more measured way,” Gellert explained.

The company expects the replication of the MC400 claims system in the West to be complete by the end of 2008.

“We are proud of all the efforts under the Health Net One umbrella. We’ve reduced IT operating costs by more than $40 million annually, and these new priorities provide even more savings opportunities,” Gellert concluded.

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.5 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s subsidiaries also offer managed health care products related to behavioral health and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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